Exhibit 23.1

Independent Registered Public Accounting Firm Consent

We consent to the incorporation by reference in the registration statement of Escalade, Incorporated (Company) on Form S-8 (File Nos. 333-142756, 333-183322 and 333-218340) of our report dated February 27, 2018, on our audits of the consolidated financial statements of the Company as of December 30, 2017, and December 31, 2016, and for each of the three years in the period ended December 30, 2017, which report is included in this Annual Report on Form 10-K.

/s/ BKD, LLP
BKD, LLP
Evansville, Indiana
February 27, 2018